UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2007
Henry Schein, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation	0-27078 (Commission File Number)	11-3136595 (I.R.S. Employer Identification No.)

135 Duryea Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (631) 843-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On March 5, 2007, Henry Schein, Inc. (the “Company”) adopted an incentive-based cash compensation program for management, known as the 2007 Performance Incentive Plan (“2007 PIP”). The 2007 PIP is designed to provide each participant with a cash bonus opportunity by rewarding the achievement of pre-established corporate, business unit and individual performance goals, and is consistent with performance incentive plans adopted by the Company in prior years.
Participants include members of management designated as directors and officers, excluding the Chief Executive Officer (“CEO”). In connection with the Company’s adoption of the 2007 PIP, the CEO recommended to the Compensation Committee which employees should participate in the PIP and such employees have been, or will be, notified of their participation.
Components of 2007 PIP goals:
Company financial performance.  All participants have the same EPS goal, determined by the Compensation Committee.
Functional area performance.  Specific performance goals were developed for participants based on their area of responsibility or business unit’s performance and on the Company’s budget established by the Company’s Board of Directors.
Individual performance.  Using a management by business objectives (MBO) approach, specific and measurable goals were developed for each participant to drive and support Company-wide initiatives including profitability, process excellence, customer satisfaction, strategic planning and organizational development.
The weighting of contributions of each 2007 PIP component to the overall award varies among participants, typically based on management responsibilities. Each participant’s 2007 PIP performance goals are determined by his or her manager and then reviewed, as applicable, by the respective Executive Management Committee (“EMC”) member, the CEO (in each case, solely with respect to participants other than executive officers) or the Compensation Committee.
During the first quarter of 2008, the CEO will review the relevant financial and operating performance achievements of the Company and its business units, and, based on input from the relevant EMC member, will review the individual performance of 2007 PIP participants (solely with respect to participants other than executive officers), against the 2007 PIP performance goals that had been previously established, and will submit proposed 2007 PIP awards for such participants to the Compensation Committee for approval. The Compensation Committee will review and approve the individual performance of executive officers against the 2007 PIP performance goals that had been previously established. The Compensation Committee or the CEO (solely with respect to participants other than executive officers) may, at any time, provide that all or a portion of a 2007 PIP award is payable: (i) upon the attainment of the 2007 PIP goals; or (ii) regardless of whether the goals are attained, as determined by the Compensation Committee or the CEO (solely with respect to participants other than executive officers) in its or his sole discretion.
Awards for 2007 are expected to be paid at the end of the Company’s first fiscal quarter for 2008. Participants must be actively employed on March 15, 2008 to receive a 2007 PIP award, except for certain pro rated awards to be paid at the discretion of the CEO for participants who died, became permanently disabled, retired at the normal retirement age, or in other special circumstances.
The 2007 PIP provides that the Compensation Committee will make adjustments to: (i) 2007 EPS goal for unbudgeted acquisitions based on acquisition models provided by the Executive Management team and any such adjustment shall be by an amount equal to a reasonable estimate of the expected accretion or dilution; and (ii) the functional financial and individual performance goals to reflect acquisitions and new business ventures that were not initially considered when developing the original Company target. Under the 2007 PIP, the Compensation Committee may also make other adjustments to the 2007 EPS goal for items that result, for example, from unforeseeable events or other facts and circumstances beyond the control of the Company. In its calculation of financial goals, the Compensation Committee will not consider items of gain, loss or expense as presented to it for, or during, the applicable fiscal year, that are related to the disposition of a business or discontinued operation, capital transactions, the Company’s repurchase of its securities, or unbudgeted changes in accounting principles or changes in applicable law or regulations.
The Compensation Committee or the CEO (solely with respect to participants other than executive officers) has the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2007 PIP and to construe and interpret the terms and provisions of the 2007 PIP and any award issued thereunder.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC. (Registrant)
Date: March 8, 2007	By:	/s/ MICHAEL S. ETTINGER
Michael S. Ettinger
Senior Vice President and General Counsel